Exhibit 99-B.4.19

                    Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

The Contract and certificate are endorsed to meet the qualification requirements for an Individual Retirement Annuity under Internal Revenue Code ("Code")
Section 408(b). The following provisions apply and, in the case of a conflict with any provision in the Contract, this endorsement controls.

Certificate Holder. The Certificate Holder and the Annuitant must be the same person. Joint Certificate Holders are not permitted.

Nontransferable/Nonforfeitable. The Contract is nontransferable. The Certificate Holder may not sell, assign, transfer, pledge or use as collateral for a loan or as security for the performance of an obligation or for any other purpose, his or her interest in the Contract to any person other than the issuer of the Contract or to a spouse incident to a divorce under the provisions of Code
Section 408(d)(6). The Certificate Holder's entire interest in the Contract is nonforfeitable.

Exclusive Benefit. The Account is established for the exclusive benefit of the Certificate Holder or his or her Beneficiary(ies).

Premium. The premium applied to the Account must be a rollover contribution as permitted under Code Section 402(c), 403(a)(4), 403(b)(8) or 408(d)(3).

Distributions. The Annuity payments will be paid only to the Certificate Holder. Annuity payments must be made at intervals of no longer than one year and must be either nonincreasing or they may increase only as provided in Section 1.401(a)(9)-1 of the Proposed Income Tax Regulations.

Annual Reports. Aetna will furnish annual calendar year reports concerning the status of the Account under the Contract.

Right to Cancel. The Certificate Holder may cancel the Account within 10 days by returning the certificate to Aetna at the address above or to the person from whom it was purchased. Within seven days from the cancellation request, Aetna will return all the Certificate Holder's premium payments, less any Annuity payments made.

Endorsed and made a part of the Contract as of the Contract Effective Date.

                                        /s/  Thomas J. McInerney
                                        ----------------------------------------
                                        President
                                        Aetna Life Insurance and Annuity Company

SPIAEIRA(GR)99